                                                                     EXHIBIT 4.5

                         SHARE CONTRIBUTION AGREEMENT
                                    BETWEEN
                          VERIZON COMMUNICATIONS INC.
                                      AND
                         VERIZON GLOBAL FUNDING CORP.


     This Agreement, made and entered into as of May 15, 2001, by and between Verizon Communications Inc., a Delaware corporation ("Parent"), and Verizon Global Funding Corp., a Delaware corporation ("Subsidiary").

                                  WITNESSETH

     WHEREAS, Parent is directly or indirectly the owner of 100% of the outstanding common stock of Subsidiary; and

     WHEREAS, Subsidiary intends to issue U.S. $5,442,079,000 aggregate principal amount at maturity of its Zero Coupon Convertible Notes due 2021 together with up to an additional U.S. $816,311,000 aggregate principal amount of maturity of its Zero Coupon Convertible Notes due 2021 issuable upon the exercise of an option granted the Initial Purchasers named in the Purchase Agreement among Parent, Subsidiary and the Initial Purchasers named therein dated May 9, 2001 (collectively, the "Notes") convertible into common shares, par value $.10 per share, of the Parent (the "Underlying Shares"); and

     WHEREAS, in order facilitate the issuance of the Notes and enable Subsidiary to deliver the Underlying Shares upon conversion of the Notes;

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

     1. Stock Ownership. During the term of this Agreement, Parent will own directly or indirectly all of the voting capital stock of Subsidiary now or hereafter issued and outstanding.

     2. Share Contribution. If, during the term of this Agreement, Subsidiary is required to deliver the Underlying Shares to Holders (as defined below) of the Notes upon conversion of the Notes pursuant to the indenture under which the Notes are issued, Parent shall provide to Subsidiary, at its request, such number of shares of common stock of Parent as equity to satisfy the conversion requirements under the Notes.

     3. Waivers. Parent hereby waives any failure or delay on the part of Subsidiary in asserting or enforcing any of its right or in making any claims or demands hereunder.

     4. Rights of Holders. Except as may be provided in the indenture pursuant to which the Notes are issued, any Holder shall have the right to proceed directly against Parent without first proceeding against Subsidiary to enforce Subsidiary's rights under paragraphs 1 and 2 of this Agreement or to obtain delivery of any Underlying Shares owed to such Holder upon conversion of the
Notes.    The term "Holder", as used in this Agreement, shall mean any person, firm or corporation to which Subsidiary is indebted for the Notes or which is acting as trustee or authorized representative with respect to the Notes on behalf of such person, firm or corporation.


     5. Termination; Amendment. This Agreement may be modified or amended in a manner that adversely affects the rights of the Holders of Debt only if all Holders consent in advance and in writing to such modification or amendment. This Agreement may be terminated by either Parent or Subsidiary by notice to the other party, provided that such termination shall be effective only after all outstanding Notes issued by Subsidiary are paid in full.

     7. Notices. Any notice, instruction, request, consent, demand or other communication required or contemplated by this Agreement to be in writing, shall be given or made or communicated by United States first class mail, addressed as follows:

If to Parent;                  Verizon Communications Inc.
                               1095 Avenue of the Americas
                               New York, New York 10036

                               Attention:  Senior Vice President and Treasurer


If to Subsidiary:              Verizon Global Funding Corp.
                               3900 Washington Street, 2nd Floor
                               Wilmington, Delaware 19802

                               Attention:  President and Treasurer

     8. Successors. The covenants, representations, warranties and agreements herein set forth shall be mutually binding upon, and inure to the mutual benefit of, Parent and its successors, Subsidiary and its successors and Holders from time to time.

     9. Governing Law; Counterparts. This Agreement shall be governed by the laws of the State of New York. This instrument may be executed in counterparts and the executed counterparts shall together constitute one instrument.

IN WITNESS WHEREOF, the parties have set their hands and affixed their corporate seals as of the day and year first above written.


VERIZON COMMUNICATIONS INC.


By:  /s/ William F. Heitman
   ______________________________________
   Senior Vice President and Treasurer



VERIZON GLOBAL FUNDING CORP.


By:  /s/ Janet M. Garrity
   ______________________________________
   Vice President and Treasurer

                                       3